Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter and Full Year 2008

~ Increases First Quarter 2009 Outlook ~

Centennial, CO – March 5, 2009 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 42.4% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the fiscal fourth quarter and fiscal year ended January 1, 2009.

Total revenue for the fourth quarter 2008 (14 weeks) grew 18.9% to $112.4 million from $94.5 million for the comparable quarter last year (13 weeks). Advertising revenue for the fourth quarter 2008 was $101.5 million, an increase of 18.6% compared to $85.6 million for the comparable quarter last year. Meetings and events revenue increased 20.2% to $10.7 million in the fourth quarter of 2008 compared to $8.9 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 97.0% versus 104.4% in the comparable period in 2007. Cost per thousand (or CPM) advertising rates increased 11.9% in the quarter versus the comparable period last year. Adjusted OIBDA increased 20.3% to $64.0 million for the fourth quarter 2008 from $53.2 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue increased to 56.9% in the current quarter from 56.3% in the fourth quarter of 2007.

Net income for the fourth quarter of 2008 was $1.1 million, or $0.03 per diluted share, compared to net income of $8.2 million, or $0.19 per diluted share, for the comparable quarter last year. Results for the fourth quarter of 2008 include a $16.3 million pre-tax non-cash charge related to an ineffective hedging instrument as well as $11.5 million related to pre-tax non-cash impairment charges and an estimated liability associated with an investment. Excluding these non-cash charges, net income for the fourth quarter of 2008 was $10.4 million, or $0.25 per diluted share.

For the year ended January 1, 2009 (53 weeks), total revenue was $369.5 million compared to $23.6 million for the 2007 pre-IPO period and $308.3 million of revenue for the 2007 post-IPO period (the combined 2007 periods contained 52 weeks). Meetings and events revenue increased 37.5% to $38.9 million for the full year 2008 compared to the combined 2007 periods. National advertising inventory utilization for fiscal 2008 decreased to 79.7% from 87.0% in 2007. CPM advertising rates increased 13.4% compared to the prior year. Net income for the year ended January 1, 2009 was $15.9 million, or $0.38 per diluted share, compared to a net loss of $4.2 million for the pre-IPO period and net income of $24.8 million for the 2007 post-IPO period. Results for the full year 2008 include a $14.2 million pre-tax non-cash charge related to an ineffective hedging instrument as well as the $11.5 million related to the pre-tax non-cash impairment charges and the estimated liability associated with an investment. Excluding these non-cash charges, net income for the full year 2008 was $24.6 million, or $0.59 per diluted share.

The historical results for the fiscal year ended January 1, 2009 are not directly comparable to the pre-IPO results as the Company completed its initial public offering (IPO) of stock, the acquisition of its interest in NCM LLC and NCM LLC completed its debt financing on February 13, 2007. The year ended December 27, 2007 is therefore divided into two periods; pre-IPO from December 29, 2006 through February 12, 2007 for its predecessor NCM LLC; and post-IPO from February 13, 2007 through December 27, 2007 for its consolidated results after the acquisition of its interest in NCM LLC.

“I am pleased with our strong finish to 2008 as our advertising revenue growth outperformed almost all other national advertising mediums in a difficult market environment, reflecting the increasing reach of our network and our ability to compete more effectively for national marketing budgets,” said Kurt Hall, National CineMedia’s Chairman and CEO. Mr. Hall continued, “Our Fathom business also had a great year with revenue growing more than 110% as our strategy to expand our live distribution capabilities attracted more high quality entertainment content.”

Mr. Hall concluded, “Cinema appears to be gaining broader acceptance as advertisers become more focused on maximizing the effectiveness of their shrinking budgets. While we still face difficult economic conditions, especially in the local marketplace, we are off to a strong start to 2009 with revenue and OIBDA growth expected in the first quarter versus 2008 and higher national scatter advertising bookings for 2009 compared to 2008 at this same time last year.”

Pro Forma Financial Information

In connection with the completion of the Company’s IPO, the Company acquired an interest in NCM LLC and the Company and NCM LLC entered into several new agreements. The Company and NCM LLC’s founding members (AMC, Cinemark and Regal) entered into the amended LLC operating agreement and NCM LLC entered into the restated exhibitor services agreements, the Loews integration agreement with AMC and an $805.0 million senior secured credit facility with a group of lenders, of which $799.0 million was outstanding at January 1, 2009.

In order to facilitate additional comparative analysis between periods, included below is pro forma financial information for the year ended December 27, 2007 that reflects the IPO and the related transactions as if they had become effective on December 29, 2006.

Total revenue for the year ended January 1, 2009 grew 9.3% to $369.5 million from total pro forma revenue of $338.0 million for the comparable period last year. 2008 advertising revenue increased 6.7% over pro forma 2007 to $330.3 million. Adjusted OIBDA increased 4.1% to $189.5 million from 2007 pro forma Adjusted OIBDA of $182.1 million. Pro forma Adjusted OIBDA as a percentage of total pro forma revenue decreased from 53.9% for the full year 2007 to 51.3% for the full year 2008, reflecting a 37.5% increase in lower margin meetings and events revenue and a 7.3% decrease in high margin beverage revenue. Net income for 2008 decreased to $15.9 million compared to pro forma net income for 2007 of $24.6 million. Earnings per diluted share decreased to $0.38 per share for 2008 compared to pro forma earnings per diluted share of $0.58 per share for 2007. Results for the full year 2008 include a $14.2 million pre-tax non-cash charge related to an ineffective hedging instrument as well as $11.5 million related to pre-tax non-cash impairment charges and an estimated liability associated with an investment. Excluding these non-cash charges, net income for the full year 2008 was $24.6 million, or $0.59 per diluted share.

Supplemental Information

Payments made by AMC to NCM LLC pursuant to the Loews screen integration agreement were $0.4 million, $4.7 million, $3.7 million and $11.2 million for the quarter ended January 1, 2009, the year ended January 1, 2009, the quarter ended December 27, 2007 and the 2007 post-IPO period, respectively. The AMC Loews payment for the year ended December 27, 2007 on a pro forma basis was $11.7 million. The payments made by Regal associated with Consolidated Theatres payments were $1.2 million and $2.8 million for the quarter and year ended January 1, 2009, respectively. The AMC Loews integration payments were recorded directly to equity, while the Regal payments were recorded as a reduction of an intangible asset.

2009 Outlook

For the first quarter of 2009, the Company now expects total revenue to be in the range of $70 million to $73 million and Adjusted OIBDA to be in the range of $24 million to $26 million.

For the full year 2009, the Company continues to expect total revenue and Adjusted OIBDA to approximate the results achieved in 2008.

This outlook for the first quarter and fiscal 2009 does not reflect any potential make-goods being generated.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (888) 609-5693 or for international participants (913) 981-5593. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 19, 2009, by dialing (888) 203-1112 or for international participants (719) 457-0820, and entering passcode 6477029.

Pro Forma Non-GAAP Information

The unaudited pro forma financial information for the year ended December 27, 2007 is included for informational purposes only and does not purport to reflect the Company’s and NCM LLC’s results of operations that would have occurred had they operated as a separate, independent company during the periods presented. The historical results of NCM LLC have been affected by related party transactions as discussed more fully in the Company’s public filings with the Securities and Exchange Commission. The pro forma financial information should not be relied upon as being indicative of the Company’s and NCM LLC’s results of operations had the IPO and other transactions contemplated in connection with the IPO been completed on the dates assumed. The pro forma financial information also does not project the results of operations for any future periods. The pro forma information is included because the Company believes it provides the most meaningful basis for comparison between periods.

About National CineMedia, Inc.

NCM LLC operates the largest digital in-theatre network in North America through long-term agreements with its founding members, AMC Entertainment Inc., Cinemark Holdings Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), the three largest theatre operators in the U.S., and through multi-year agreements with several other theatre operators. NCM LLC produces and distributes its FirstLook pre feature program; cinema, lobby and online advertising products; comprehensive meeting and event services and other entertainment programming content. NCM LLC’s national network includes approximately 17,300 screens of which approximately 15,300 are part of the company’s Digital Content Network (DCN). NCM LLC’s network covers 176 Designated Market Areas® (49 of the top 50). During 2008, approximately 690 million patrons attended movies shown in theatres currently included in the network (excluding Consolidated Theatres and Star Theatres). National CineMedia, Inc. (NASDAQ: NCMI) owns a 42.4% interest in and is the managing member of NCM LLC. To learn more about National CineMedia Inc., please visit the Company’s website at www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statement of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended January 1, 2009	Quarter Ended December 27, 2007
REVENUE:
Advertising (including revenue from founding members of $10.8 and $10.2, respectively)	$101.5	$85.6
Meetings and events	10.7	8.9
Other	0.2	—

Total	112.4	94.5

OPERATING EXPENSES:
Advertising operating costs	6.5	2.9
Meetings and events operating costs	6.7	5.3
Network costs	4.5	4.0
Theatre access fees—founding members	12.7	10.7
Selling and marketing costs	12.6	13.0
Administrative and other costs	6.2	6.2
Severance plan costs	0.1	0.2
Depreciation and amortization	3.9	1.7

Total	53.2	44.0

OPERATING INCOME	59.2	50.5
Interest Expense, Net:
Borrowings	13.5	13.8
Change in derivative fair value	16.3	—
Accretion of interest on the discounted income taxes payable to founding members	3.5	3.0
Interest Income and other	(0.3)	(0.3)

Total	33.0	16.5
Impairment Loss	11.5	—

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	14.7	34.0
Provision for Income Taxes	7.5	13.6
Minority Interest, Net	6.1	12.2

NET INCOME	$1.1	$8.2

EARNINGS PER SHARE:
Basic	$0.03	$0.19
Diluted	$0.03	$0.19

NATIONAL CINEMEDIA, INC.

Statement of Operations

Unaudited

($ in millions, except per share data)

	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007
REVENUE:
Advertising (including revenue from founding members of $43.3, $40.9, and $0.0, respectively)	$330.3	$282.7	$20.6
Administrative fees—founding members	—	—	0.1
Meetings and events	38.9	25.4	2.9
Other	0.3	0.2	—

Total	369.5	308.3	23.6

OPERATING EXPENSES:
Advertising operating costs	18.7	9.1	1.1
Meetings and events operating costs	25.1	15.4	1.4
Network costs	17.0	13.3	1.7
Theatre access fees/circuit share costs—founding members	49.8	41.5	14.4
Selling and marketing costs	47.9	40.9	5.2
Administrative and other costs	24.9	20.1	2.8
Severance plan costs	0.5	1.5	0.4
Depreciation and amortization	12.4	5.0	0.7

Total	196.3	146.8	27.7

OPERATING INCOME (LOSS)	173.2	161.5	(4.1)
Interest Expense, Net:
Borrowings	51.8	48.0	0.1
Change in derivative fair value	14.2	—	—
Accretion of interest on the discounted income taxes payable to founding members	12.0	9.9	—
Interest Income and other	(1.0)	(0.7)	—

Total	77.0	57.2	0.1
Impairment Loss	11.5	—	—

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	84.7	104.3	(4.2)
Provision for Income Taxes	35.0	41.9	—
Minority Interest, Net	33.8	37.6	—

NET INCOME (LOSS)	$15.9	$24.8	$(4.2)

EARNINGS PER SHARE:
Basic	$0.38	$0.59
Diluted	$0.38	$0.59

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	January 1, 2009	December 27, 2007
Cash, cash equivalents and short-term investments	$69.2	$29.9
Receivables, net	92.2	93.2
Property and equipment, net	28.0	22.2
Total Assets	609.6	463.6
Borrowings	799.0	784.0
Stockholders’ equity/(deficit)	(526.3)	(572.4)
Total Liabilities and Stockholders’ Equity	609.6	463.6

NATIONAL CINEMEDIA, INC. (Historical)

Operating Data

Unaudited

	Quarter and Year Ended January 1, 2009	Quarter and Year Ended December 27, 2007
Total Screens at Period End (1) (6)	17,313	15,265
Founding Member Screens at Period End (2) (6)	14,331	13,261
Total Digital Screens at Period End (3)	15,263	13,254

	Quarter Ended January 1, 2009	Quarter Ended December 27, 2007	Year Ended January 1, 2009	Year Ended December 27, 2007
Total Attendance for Period (4) (6) (in millions)	165.3	127.4	643.0	575.2
Founding Member Attendance for Period (5) (6) (in millions)	143.3	118.6	561.1	542.0
Capital Expenditures (in millions)	$3.1	$6.5	$16.7	$15.0

(1)	Represents the total screens within NCM LLC’s advertising network.

(2)	Represents the sum of founding member screens.

(3)	Represents the total number of screens that are connected to the digital content network.

(4)	Represents the total attendance within NCM LLC’s advertising network.

(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.

(6)	Excludes AMC Loews attendance for all periods prior to June 2008. Excludes Star Theatres (a subsidiary of AMC Loews) and Consolidated Theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(in millions, except advertising revenue per attendee and per share data)

	Historical Quarter Ended January 1, 2009	Historical Quarter Ended December 27, 2007	Historical Year Ended January 1, 2009	Pro Forma Year Ended December 27, 2007
Advertising Revenue	$101.5	$85.6	$330.3	$309.5
Total Revenue	112.4	94.5	369.5	338.0
Operating Income	59.2	50.5	173.2	171.1
Total Attendance (1)	165.3	127.4	643.0	575.2
Advertising Revenue / Attendee	$0.61	$0.67	$0.51	$0.54
OIBDA	$63.1	$52.2	$185.6	$176.8
Adjusted OIBDA	64.0	53.2	189.5	182.1
Adjusted OIBDA Margin	56.9%	56.3%	51.3%	53.9%
Earnings Per Share – Basic	$0.03	$0.19	$0.38	$0.58
Earnings Per Share – Diluted	$0.03	$0.19	$0.38	$0.58

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes AMC Loews attendance for all periods prior to June 2008. Excludes Star Theatres (a subsidiary of AMC Loews) and Consolidated Theatres for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Pro Forma Statement of Operations

($ in millions, except per share data)

	Pre-IPO period December 29, 2006 through February 12, 2007 Historical	Post-IPO period February 13, 2007 through December 27, 2007 Historical	Contractual Adjustments	Transaction Adjustments	Year Ended December 27, 2007 Pro Forma, As Adjusted
Revenue:
Advertising (including revenue from founding members of $46.7 million)	$20.6	$282.7	$6.2	$—	$309.5
Administrative fees - founding members	0.1	—	(0.1)	—	—
Meetings and events	2.9	25.4	—	—	28.3
Other	—	0.2	—	—	0.2

TOTAL REVENUE	23.6	308.3	6.1	—	338.0

Expenses:
Advertising operating costs	1.1	9.1	—	—	10.2
Meetings and events operating costs	1.4	15.4	—	—	16.8
Network costs	1.7	13.3	—	—	15.0
Circuit share costs/theatre access fees - founding members	14.4	41.5	(7.7)	—	48.2
Selling and marketing costs	5.2	40.9	—	—	46.1
Administrative and other costs	2.8	20.1	—	0.1	23.0
Severance plan costs	0.4	1.5	—	—	1.9
Depreciation and amortization	0.7	5.0	—	—	5.7

TOTAL EXPENSES	27.7	146.8	(7.7)	0.1	166.9

Operating Income/(Loss)	(4.1)	161.5	13.8	(0.1)	171.1
Interest expense, net	0.1	57.2	—	8.1	65.4

Income/(Loss) before income taxes and minority interest	(4.2)	104.3	13.8	(8.2)	105.7
Provision for income taxes	—	41.9	—	0.7	42.6
Minority interest, net	—	37.6	—	0.9	38.5

NET INCOME/(LOSS)	$(4.2)	$24.8	$13.8	$(9.8)	$24.6

Earnings per share:
Basic					$0.58
Diluted					$0.58

Notes to the Pro Forma Consolidated Statements of Operations:

1.	Contractual adjustments represent the increase to advertising revenue to reflect the pro forma assignment from the founding members to NCM LLC of all legacy advertising contracts in accordance with the amended exhibitor services agreements, based on the actual revenue generated from those legacy contracts and the reversal of the related legacy contract administrative fees historically recorded by NCM LLC. Legacy advertising contracts are those contracts signed by RCM and NCN prior to the formation of NCM LLC. In addition, adjustments include the pro forma effect of the revenue from the sale of additional theatre advertising inventory to the founding members, in accordance with the exhibitor services agreements, in order for the founding members to fulfill their beverage concessionaire agreement on-screen advertising commitments. Contractual adjustments also include the change in circuit share payments pursuant to the exhibitor services agreements. Under the terms of the prior exhibitor service agreements with the founding members, the circuit share payments were based on varying percentages of advertising revenue. Under the modified exhibitor services agreements, the theatre access fee payments will initially be based on a per attendee and per digital screen calculation.

2.	Transaction adjustments represent interest expense, including amortization of deferred financing fees, over the term of the senior secured credit facility of approximately $0.5 million per quarter. Interest expense also includes the impact of an interest rate hedge agreement covering approximately 75% of the outstanding balance on the term loan. In addition, an adjustment to reflect minority interest expense is included, net of income tax expense/(benefit), resulting from the founding members’ ownership of approximately 55.2% of the NCM LLC common membership units outstanding immediately after the offering. Transaction adjustments also include adjustments necessary to reflect federal and state income taxes on the income allocated from NCM LLC to NCM Inc., including amortization of the payable related to the tax sharing agreement of approximately $2.8 million per quarter.

3.	Basic earnings per share is calculated on the assumption that the 42,000,000 shares sold in the offering are outstanding over the entire period. Diluted earnings per share is calculated assuming that the unit option shares, as converted and unvested shares of restricted stock are outstanding during periods corresponding to their original issuance date (after application of the treasury stock method). The convertible common membership units of the founding members (which aggregate 51,850,951 shares) are not included as they are antidilutive, due to inclusion in interest expense of non-cash amortization of the tax payable to founding members which is not deducted by the LLC.

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash severance plan costs, share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash severance plan costs, share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Historical Quarter Ended January 1, 2009	Historical Quarter Ended December 27, 2007	Historical Year Ended January 1, 2009	Pro Forma Year Ended December 27, 2007
Operating income	$59.2	$50.5	$173.2	$171.1
Depreciation and amortization	3.9	1.7	12.4	5.7

OIBDA	63.1	52.2	185.6	176.8
Severance plan costs	0.1	0.2	0.5	1.9
Share-based compensation costs (1)	0.8	0.8	3.4	3.4

Adjusted OIBDA	$64.0	$53.2	$189.5	$182.1

Total Revenue	$112.4	$94.5	$369.5	$338.0

Adjusted OIBDA margin	56.9%	56.3%	51.3%	53.9%

Adjusted OIBDA	$64.0	$53.2	$189.5	$182.1
AMC Loews /Consolidated Theatres Payments	1.6	3.7	7.5	11.7

Adjusted OIBDA after AMC Loews/Consolidated Theatres Payments	$65.6	$56.9	$197.0	$193.8

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending April 2, 2009
	Low	High
Operating Income	$18.8	$20.6
Depreciation and amortization	3.9	4.0

OIBDA	22.7	24.6
Severance plan costs	—	—
Share-based compensation costs (1)	1.3	1.4

Adjusted OIBDA	$24.0	$26.0

Total Revenue	$70.0	$73.0

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings Per Share Excluding Non-Cash Charges

Net income excluding non-cash charges and earnings per share excluding non-cash charges are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income excluding non-cash charges and earnings per share excluding non-cash charges are calculated using reported net income and earnings per share and adding back the non-cash charge related to an ineffective hedging instrument as well as non-cash impairment charges and an estimated liability associated with an investment. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding non-cash charges should not be regarded as an alternative to net income and earnings per share excluding non-cash charges should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income excluding non-cash charges and earnings per share excluding non-cash charges for the periods presented (dollars in millions):

	Quarter Ended January 1, 2009	Year Ended January 1, 2009
Net Income as reported	$1.1	$15.9
Change in derivative fair value as reported	16.3	14.2
Effect of provision for income taxes (38% effective rate)	(6.2)	(5.4)
Effect of minority interest on tax effected adjustment (57.6%)	(5.8)	(5.1)

Net change in derivative fair value	4.3	3.7
Impairment Loss as reported	11.5	11.5
Effect of provision for income taxes (38% effective rate)	(4.4)	(4.4)
Effect of minority interest on tax effected adjustment (57.6%)	(4.1)	(4.1)
Effect of deferred tax asset valuation allowance	2.0	2.0

Net impairment loss	5.0	5.0

Net income excluding non-cash charges	$10.4	$24.6

Weighted Average Shares Outstanding
Basic	42,068,228	42,040,879
Diluted	42,071,626	42,041,305
Earnings Per Share:
Basic earnings per share as reported	$0.03	$0.38
Hedge Ineffectiveness	0.10	0.09
Non-Operating Loss	0.12	0.12

Basic earnings per share excluding non-cash charges	$0.25	$0.59

Diluted earnings per share as reported	$0.03	$0.38
Hedge Ineffectiveness	0.10	0.09
Non-Operating Loss	0.12	0.12

Diluted earnings per share excluding non-cash charges	$0.25	$0.59